Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces

Third Quarter 2009 Financial Results and Operational Highlights

FDA Arthritis Advisory Committee Voted Unanimously for XIAFLEX™ Approval

$115.7 million Obtained in Equity Raise

Total Revenues of $42.1 million, up 29.3% versus Q3 of 2008

MALVERN, PA, (October 28, 2009) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended September 30, 2009. For the third quarter of 2009, Auxilium reported net revenues of $42.1 million compared to net revenues of $32.6 million in the third quarter of 2008. The net loss for the third quarter of 2009 was $(14.9) million, or $(0.35) per share, compared to a net loss of $(10.1) million, or $(0.24) per share, reported for the third quarter of 2008.

“I’m extremely proud of our accomplishments in the third quarter. We received a unanimous vote for approval of XIAFLEX™ for Dupuytren’s contracture from the U.S. Food and Drug Administration’s Arthritis Advisory Committee and announced publication of XIAFLEX’s pivotal Dupuytren’s contracture trial in the prestigious New England Journal of Medicine. Additionally, we achieved record Testim® revenues, completed an equity offering of $115.7 million and received what we believe is a positive response to our Citizen’s Petition” said Armando Anido, Chief Executive Officer and President of Auxilium. “The Auxilium team has provided excellent results this quarter, and I’d like to congratulate all of our employees, each of whom contributed to our success.”

Third Quarter Operational Highlights:

XIAFLEX:

•

On September 16th, the U.S. Food and Drug Administration’s (FDA) Arthritis Advisory Committee voted 12-0 to unanimously recommend approval of XIAFLEX (collagenase clostridium histolyticum) for Dupuytren’s contracture.

•

In its September 3rd edition, The New England Journal of Medicine published data from the pivotal CORD I phase III clinical trial of XIAFLEX, which is the largest, prospective, double blind, placebo controlled clinical trial ever conducted in the field of Dupuytren’s contracture.

•	Key commercial and medical personnel have been added in anticipation of a potential launch approximately 60 days after approval.

TESTIM:

•	An FDA response to the Company’s Citizen’s Petition was received in August 2009. The FDA agreed with some of the statements made in the Citizen’s Petition regarding the testing required for generic versions of Testim and disagreed with other statements. Although not commenting upon any filing in particular, the FDA did state that “the practical effect of this determination is that any application for a testosterone gel product that has different penetration enhancers than the reference listed drug cannot be submitted as an abbreviated new drug application (ANDA) and, instead, will have to be submitted as a NDA under section 505(b) of the Act.”

•

According to IMS Health, Inc., a pharmaceutical research firm (IMS), a total of 161,000 prescriptions for Testim were dispensed in the third quarter of 2009, a growth of 17.3% over the third quarter of 2008.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. grew 16.8% versus the third quarter of 2008, according to IMS.

•	Testim ended the month of September 2009 with a 22.3% share of total prescriptions for testosterone gels in the U.S., up slightly from the 22.2% share at the end of September 2008, according to IMS.

COMPANY HIGHLIGHTS:

•	The Company was recognized as a top fifteen finalist in Deloitte’s 2009 Fast 50 program for the greater Philadelphia area.

•	Auxilium was named the Silver Winner in the Large Company (101-1,000 employees) category in the 2009 Best Places to Work in Philadelphia competition by The Philadelphia Business Journal.

OTHER EVENTS:

•

On September 30th, the Company completed the sale of 3.45 million shares of its common stock at a price of $34.50 per share, resulting in proceeds to the Company, net of offering expenses and underwriting discounts and commissions, of approximately $115.7 million.

•	On August 5th , the Company announced that it had secured a $30 million revolving credit line from Silicon Valley Bank.

Third Quarter 2009 Financial Details

For the quarter ended September 30, 2009, Auxilium reported net revenues of $42.1 million compared to net revenues of $32.6 million in the third quarter of 2008, an increase of 29.3%. Sales of Testim in the U.S. were $40.2 million, a 25.1% increase over the $32.1 million recognized in the third quarter of 2008. There was $1.1 million of ex-U.S. partner milestone revenue recognition and shipments of Testim in the third quarter of 2009, compared to $0.5 million in the third quarter of 2008. The Company also recognized $0.9 million in revenues in the third quarter of 2009 from the amortization of upfront payments related to the out-licensing of XIAFLEX. The net loss for the third quarter of 2009 was $(14.9) million, or $(0.35) per share, compared to a net loss of $(10.1) million, or $(0.24) per share, reported for the third quarter of 2008. Net loss for the third quarter of 2009 includes total stock-based compensation expense of $4.1 million, compared to $3.2 million for the third quarter of 2008.

Gross margin on net revenues was 77.4% for the quarter ended September 30, 2009 compared to 76.0% for the comparable period in 2008. Gross margin reflects the cost of product sold and royalty obligations due to the Company’s licensor on the sales of Testim, and the amortization of deferred costs associated with the XIAFLEX out-licensing. The increase in the gross margin rate is the result of the impact of year-over-year price increases on U.S. Testim revenues and the increase in amortization of upfront and milestone payments, partially offset by higher coupon usage in 2009.

Research and development spending for the quarter ended September 30, 2009 was $12.8 million, compared to $13.3 million for 2008. This reduction in overall spending was the result of a reduction in clinical development costs primarily related to the completion of XIAFLEX clinical trials that were conducted in 2008, partially offset by increases in regulatory costs for XIAFLEX and costs at our Horsham manufacturing facility.

Selling, general and administrative expenses totaled $34.7 million for the quarter ended September 30, 2009 compared with $21.9 million for the year-ago quarter. The increase was primarily due to investments in preparing for the potential U.S. launch of XIAFLEX and increases in stock-based compensation costs.

As of September 30, 2009, Auxilium had $192.3 million in cash and cash equivalents compared to $80.4 million on June 30, 2009.

Conference Call

Auxilium will hold a conference call today, October 28, 2009 at 10:00 a.m. EDT, to discuss third quarter 2009 financial results and operational highlights. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until November 28, 2009.

Conference call details:
Date:	Wednesday, October 28, 2009
Time:	10:00 a.m. EDT
Dial-in (U.S.):	866-804-6923
Dial-in (International):	857-350-1669
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM

To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	83089898

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has five projects in clinical development. XIAFLEX™ (collagenase clostridium histolyticum), formerly referred to as AA4500, has completed phase III clinical trials for the treatment of Dupuytren’s contracture, and the biologics license application is under review at the FDA for the treatment of Dupuytren’s contracture. XIAFLEX is in phase IIb of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these transmucosal film product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding:

•	the timing of the release of top-line results from the phase IIb clinical trial for XIAFLEX for the treatment of Peyronie’s disease;

•	the approval by FDA of the filing of the Biologics License Application for XIAFLEX for the treatment of Dupuytren’s contracture and the timing of such approval;

•	the impact of commercial and medical personnel that have been added to support the potential launch of XIAFLEX;

•	the interpretation and impact of the FDA’s response to our Citizen’s Petition;

•	the Company’s preparedness for the launch of XIAFLEX in the U.S. and the timing of such launch; and

•	the interpretation of clinical data.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	further evaluation of clinical data and results of clinical trials;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	the timing, cost and degree of success of the U.S. launch of XIAFLEX;

•	difficulties or delays in manufacturing;

•	the outcome of pending litigation;

•	competition from currently marketed products, generic products, and new products;

•

general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Auxilium’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net revenues	$42,143	$32,585	$116,012	$90,603

Operating expenses:
Cost of goods sold	9,545	7,821	26,662	21,228
Research and development*	12,754	13,279	40,022	39,907
Selling, general and administrative*	34,685	21,931	90,471	65,124

Total operating expenses	56,984	43,031	157,155	126,259

Loss from operations	(14,841)	(10,446)	(41,143)	(35,656)
Interest income (expense), net	(125)	339	199	1,509

Loss before income taxes	(14,966)	(10,107)	(40,944)	(34,147)
Provision for income taxes	(17)	—	614	—

Net Loss	$(14,949)	$(10,107)	$(41,558)	$(34,147)

Basic and diluted net loss per common share	$(0.35)	$(0.24)	$(0.98)	$(0.83)

Weighted average common shares outstanding	42,761,821	41,388,176	42,521,641	41,037,396

* includes the following amounts of stock-based compensation expense:

Research and development	$1,136	$893	$4,021	$2,057
Selling, general and administrative	3,001	2,295	9,516	6,020

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2009	December 31, 2008
Cash and cash equivalents	$192,310	$113,943
Working capital	168,040	87,339
Total assets	258,982	171,187
Other long-term liabilities	76,219	80,423
Total stockholders’ equity	125,834	35,266